Exhibit 99.1

                  Investor Contact:                  Media Contact:
                  Meredith Mendola                   Nicole Rowe
                  781-370-6151                       781-370-6369
                  mmendola@ptc.com                   nrowe@ptc.com


               PTC Reports Third Quarter Fiscal Year 2005 Results

              - Company Delivers 7% Year-over-Year Revenue Growth
                       and Continued Growth in Earnings -

NEEDHAM, Mass., July 20, 2005 - PTC (Nasdaq: PMTC), the Product Development Company(TM), today reported revenue of $180.3 million for the third fiscal quarter ended July 2, 2005, up 7% from $168.4 million for the same period last year. The growth was driven primarily by strength in North America and Europe, and PTC's consulting and training services offerings around the world.

Net income for the third quarter was $26.7 million, or $0.10 per diluted share, compared with net income of $16.1 million, or $0.06 per diluted share, in the year-ago period. The third quarter net income includes an income tax benefit of $4.4 million due to the favorable resolution of a foreign jurisdiction tax audit. Excluding this benefit, PTC's third quarter net income was $22.3 million, or $0.08 per diluted share. The year-ago period net income included restructuring charges of $3.5 million. Cash and cash equivalents grew to $403.0 million at the end of the third quarter from $384.2 million at the end of the second quarter of 2005.

"We are executing our business strategy well, which is reflected in continued revenue and earnings growth," said C. Richard Harrison, president and chief executive officer. "Our customers are adopting our product development solutions faster and more easily than ever before, with a clearer return on investment. Our revenue by product line has grown year-to-date at the high end of our expectations, and we are poised to deliver strong full-year results that reflect both organic growth and acquisitive growth from our recent strategic acquisitions."

Total revenue for design solutions in the third quarter was $126.0 million, up 4% from the third quarter of 2004. Design solutions license revenue of $33.5 million declined 7% year over year, due to a decline in the amount of revenue from large design solutions deals when compared with the year-ago period. Base business for Pro/ENGINEER(R) Wildfire(TM) continues to gain traction in the market with higher year-over-year sales of entry-level and mid-range packages, improvements in maintenance sales and coverage rates, and higher sales of services offerings that help improve user proficiency and engineering productivity. For the first nine months of 2005, PTC has delivered 4% year-over-year design solutions revenue growth.

Total revenue for collaboration and control solutions in the third quarter was $54.3 million, up 16% from the third quarter of 2004. Collaboration and control solutions license revenue of $15.8 million declined 4% year over year, although Windchill(R) Link solutions license revenue grew 26% year over year. The Windchill Link solutions are a key part of our growth strategy and we have driven significant revenue growth for these solutions since their introduction. Additionally, maintenance, consulting and training revenue continues to grow significantly as PTC helps customers adopt its technology and improve their product development processes. For the first nine months of 2005, PTC has delivered 15% year-over-year collaboration and control solutions growth.

In the third quarter, PTC received orders from leading organizations, including American Standard, Boeing Company, DCN, Dover Corporation, Harman/Becker Automotive Systems, LG Electronics, Lockheed Martin Corporation, Schneider Electric Industries, Seiko Epson Co., Tetra Pak, and Toyota Motor Corporation. Additionally, PTC's reseller channel delivered $35.9 million in total revenue during the quarter, a 4% year-over-year increase.

Acquisitions
During and after the end of the quarter, PTC announced and closed three acquisitions, which we believe will help accelerate PTC's long-term growth. These acquisitions, which had no material effect on the third quarter, were:

o Arbortext Inc., a leader in dynamic enterprise publishing, gives PTC the unique ability to enable customers to create, manage and dynamically publish critical information concurrently with the development of related products or services, improving time-to-market, quality, cost and customer satisfaction. The acquisition also broadens PTC's footprint into new markets such as pharmaceuticals, financial services, publishing and government.
o Polyplan Technologies Inc., a technology leader in manufacturing planning, will help PTC enable concurrent development of products and related manufacturing processes. PTC is focusing its extended manufacturing strategy on providing an easy-to-use and affordable solution for use by mainstream manufacturing engineers who have traditionally shunned the complex, disconnected, specialist manufacturing process management (MPM) tools available today.
o Aptavis Technologies Corporation, an exclusive provider of Windchill-based solutions for the retail, footwear and apparel industry, has already helped PTC gain significant traction in this rapidly growing market. PTC's solution for this market has been adopted by leading brands such as Fila, Lands' End, Limited Brands, Liz Claiborne Inc., Lost Arrow, Nike Apparel, Redcats, Reebok, and Sara Lee.

"Our customers have responded well to our recent acquisitions," continued Harrison. "We are complementing our core product development system with solutions that elevate the importance of engineering content and significantly increase its usefulness in downstream activities such as manufacturing, technical documentation and after-market services. PTC is making the PLM vision a reality for customers around the world in many different vertical markets. As a result, we continue to differentiate ourselves from the competition, and increase confidence in our ability to deliver long-term customer and shareholder value."

Fourth Quarter and Fiscal 2005 Financial Outlook
In part due to PTC's adoption of stock option expensing as of July 3, 2005, we will begin to report a non-GAAP income statement in addition to a GAAP income statement starting with the fourth quarter ending September 30, 2005. Accordingly, earnings and expense guidance will be provided on both a GAAP and a non-GAAP basis.

PTC's revenue forecast for the fourth quarter of fiscal 2005, which includes the impact of the Arbortext acquisition, is between $190 million and $195 million. Total non-GAAP fourth quarter operating costs are expected to be between $165 million and $170 million. The Company expects non-GAAP fourth quarter earnings per share to be between $0.06 and $0.08. These non-GAAP operating cost and earnings expectations exclude the following fourth quarter estimated expenses:

o Approximately $19 million of expense related to equity-based compensation, which includes a quarterly expense for past stock option grants, as well as a full-year expense for PTC's annual equity grants for 2005, which were delayed to coincide with PTC's adoption of stock option expensing (after we record this expense in the fourth quarter, PTC expects its average quarterly expense related to equity-based compensation to be approximately $8 million to $9 million during fiscal
         2006);
o Approximately $2 million of acquisition-related amortization expense, primarily associated with the acquisition of Arbortext;
o A write-off of in process R&D of approximately $2 million, which is associated with the acquisition of Arbortext.

On a GAAP basis, including the above cost and expense estimates, fourth quarter total costs and expenses are expected to be between $188 million and $193 million and earnings (loss) per share are expected to be between ($0.02) and $0.00.

For the fiscal year ending September 30, 2005, PTC expects revenue to be between $715 million and $720 million. Total non-GAAP operating costs are expected to be between $615 million and $620 million for the fiscal year. The Company expects non-GAAP earnings per share to be between $0.30 and $0.32 for the fiscal year. These non-GAAP operating cost and earnings expectations exclude the additional fourth quarter estimated expenses relating to equity-based compensation, acquisition-related amortization expense and a write-off of in-process R&D as described above.

On a GAAP basis, including the above cost and expense estimates, fiscal year 2005 total costs and expenses are expected to be between $638 million and $643 million and earnings per share are expected to be between $0.22 and $0.24.

References by the Company to non-GAAP operating costs and non-GAAP earnings per share refer to costs and expenses or earnings per share excluding equity-based compensation cost, amortization of acquisition-related intangible assets, in-process R&D write-offs associated with acquisitions, and restructuring charges. GAAP requires that these costs and charges be included in costs and expenses and accordingly used to determine operating income (loss) and earnings per share. The Company's management uses non-GAAP operating costs, and associated non-GAAP net income (which is the basis for non-GAAP earnings per share) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of our operating results for a number of reasons.

First, excluding the equity compensation cost from GAAP operating income will enable investors to perform a meaningful comparison of the Company's operating results to prior periods. In these prior periods, the Company's GAAP financial results were not required to include expense associated with stock option compensation, and now these expenses will be distributed among the functional expense line items in the GAAP presentation. Second, although the Company undertakes analyses to ensure that its equity compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company plans these grants and measures them at the corporate level. Management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company's functional organizations since they are episodic in nature and unrelated to our core operating metrics. Likewise, we believe that excluding items such as in-process R&D write-offs and amortization of intangible assets associated with acquisitions, or restructuring charges that are not directly attributable to our ongoing operations and that do not generally fluctuate in correlation with periodic performance, provides investors with information that helps to compare period-over-period operating performance by highlighting the effect of the acquisitions or restructuring activities on our results of operations. In addition, the Company's management excludes the financial statement effect of these items in creating operating budgets for the Company's functional business units and in evaluating and compensating employees due to the fact that it is difficult to forecast these expenses for future periods in advance. Lastly, we believe that providing non-GAAP earnings per share affords investors a view of earnings that may be more easily compared to peer companies and to enable investors to consider the Company's earnings on both a GAAP and non-GAAP basis in periods when the Company is engaged in acquisition activities or undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors' overall understanding of the Company's results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the company plans and measures its own business. However, non-GAAP net income (loss) should be construed neither as an alternative to GAAP net income (loss) or earnings (loss) per share as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company's results of operations. Therefore, management does, and investors should, use non-GAAP measures in conjunction with our reported GAAP results.

The Company will provide detailed financial information and an outlook update on its third quarter fiscal year 2005 results conference call and live webcast on July 20, 2005 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 888-566-8560 (in the U.S.) or +1-517-623-4768
(international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on July 25, 2005. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-220-3509.

The Company's unaudited consolidated statements of operations, the unaudited condensed consolidated balance sheets, and the unaudited condensed consolidated statements of cash flows for the third quarter of fiscal year 2005 are attached.

About PTC
PTC (Nasdaq: PMTC) provides leading Product Lifecycle Management (PLM) software solutions to more than 35,000 companies worldwide. PTC customers include many of the world's most innovative manufacturing companies in the aerospace & defense, automotive, consumer, electronics & high technology, industrial equipment and medical products industries. PTC is included in the S&P 500 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.

Statements in this news release that are not historical facts, including statements about our confidence and strategies and our expectations about revenue, results of operations, and market acceptance of our products are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include the following: the PLM market is relatively new and may not grow at the rate we expect; we may be unable to capture market share by differentiating our product and service offerings from those of our competitors; expanding our technology footprint and augmenting our product lines may not generate expected additional sales or revenues; we may be unable to successfully complete the acquisitions of strategic businesses and any businesses we have acquired or acquire may not generate the revenues and earnings we expected; we may be unable to successfully develop and integrate the technologies we have acquired or may acquire in order to offer integrated solutions that complement PTC's product development system; we may be unable to retain and maintain relationships with key employees, customers and other strategic partners, including those within markets and vertical industries with which PTC has little experience; we may be unable to undertake our strategic initiatives while controlling increases in our operating cost structure; the IT spending environment may not continue to improve or may not improve at the rate we expect; as well as other risks and uncertainties detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent reports on Forms 10-K and 10-Q.

PTC, The Product Development Company, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                        PARAMETRIC TECHNOLOGY CORPORATION
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)


                                  Three Months Ended        Nine Months Ended
                              --------------------------------------------------
                                 July 2,      July 3,      July 2,      July 3,
                                  2005         2004         2005         2004
                              --------------------------------------------------

Revenue:
   License                     $  49,228    $  52,405    $ 148,855    $ 146,893
   Service                       131,106      115,972      376,772      343,002
                              --------------------------------------------------
Total revenue                    180,334      168,377      525,627      489,895
                              --------------------------------------------------

Costs and expenses:
 Cost of license revenue           1,692        2,260        4,945        6,301
 Cost of service revenue          50,434       43,764      144,411      132,440
 Sales and marketing              59,533       55,237      174,652      170,554
 Research and development         28,061       26,250       82,875       82,609
 General and administrative       13,874       13,369       43,856       42,693
 Amortization of intangible
  assets                             226        1,227          670        3,972
 Restructuring and other charges      -         3,548           -        41,848
                              --------------------------------------------------
Total costs and expenses         153,820      145,655      451,409      480,417
                              --------------------------------------------------

Operating income                  26,514       22,722       74,218        9,478
 Other income (expense), net       2,476         (300)       4,226         (613)
                              --------------------------------------------------
Income before income taxes        28,990       22,422       78,444        8,865
 Provision for income taxes        2,336        6,287       12,127       16,096
                              --------------------------------------------------
Net income (loss)              $  26,654    $  16,135    $  66,317    $  (7,231)
                              ==================================================

Income (loss) per share:
 Basic                         $    0.10    $    0.06    $    0.24    $   (0.03)
  Weighted average shares
   outstanding                   271,791      268,104      271,018      267,292

 Diluted                       $    0.10    $    0.06    $    0.24    $   (0.03)
  Weighted average shares
   outstanding                   280,091      274,983      279,720      267,292

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                  July 2,        September 30,
                                                   2005              2004
                                           -------------------------------------

ASSETS

Cash and investments                        $    403,008       $    294,887
Accounts receivable, net                         129,402            130,393
Property and equipment, net                       53,057             55,780
Goodwill and other intangibles, net               63,551             56,543
Other assets                                     105,792            128,779
                                           -------------------------------------
Total assets                                $    754,810       $    666,382
                                           =====================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue                            $    202,229       $    176,664
Other liabilities                                235,728            247,767
Stockholders' equity                             316,853            241,951
                                           -------------------------------------
Total liabilities and stockholders' equity  $    754,810       $    666,382
                                           =====================================

                        PARAMETRIC TECHNOLOGY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                  Three Months Ended        Nine Months Ended
                              --------------------------------------------------
                                 July 2,      July 3,      July 2,      July 3,
                                  2005         2004         2005         2004
                              --------------------------------------------------

 Cash flows from operating activities:
  Net income (loss)            $  26,654    $  16,135    $  66,317    $  (7,231)
  Depreciation and amortization    5,966        8,775       18,565       27,517
  Other                            3,032       21,634       34,563       41,430
                              --------------------------------------------------
 Net cash provided by operating
  activities                      35,652       46,544      119,445       61,716

 Capital expenditures             (3,639)      (1,917)     (12,734)      (7,609)
 Acquisition of businesses        (6,810)      (9,822)      (6,810)      (9,822)
 Other investing and financing
  activities                       1,187          446        8,475        5,217
 Foreign exchange impact on cash  (7,552)         825         (255)       2,927
                              --------------------------------------------------

 Net change in cash and
  investments                     18,838       36,076      108,121       52,429
 Cash and investments,
  beginning of period            384,170      221,665      294,887      205,312
                              --------------------------------------------------
 Cash and investments,
  end of period                $ 403,008    $ 257,741    $ 403,008    $ 257,741
                              ==================================================